NEWS

FOR RELEASE: Dec. 2, 2003

CHARTER APPOINTS DEREK CHANG
EXECUTIVE VICE PRESIDENT OF FINANCE AND STRATEGY

ST. LOUIS -- Charter Communications, Inc. (Nasdaq:CHTR) today announced the appointment of Derek Chang to the newly-created position of Executive Vice President of Finance and Strategy. Mr. Chang will report to Carl Vogel, President and CEO, and will have overall responsibility for treasury and mergers and acquisitions, serving as the primary contact for all banking relationships.

Mr. Chang was previously Executive Vice President of the Yankees Entertainment and Sports (YES) Network, a regional sports programming network in New York where he headed corporate development and financing activities from the company's inception in 2001 until earlier this year. Prior to joining YES, he was the Chief Financial Officer and Co-Chief Operating Officer of GlobalCenter, the web hosting subsidiary of Global Crossing. Mr. Chang worked for TCI Communications/AT&T Broadband in Denver from 1997 to 2000, ultimately as Executive Vice President of Corporate Development where he directed the Company's M&A activities and managed a multibillion dollar portfolio of cable joint ventures. He was Treasurer of InterMedia Partners in San Francisco from 1994 to 1997.

With the announcement of Mr. Chang's appointment, Mr. Vogel said, "We continue to recruit top talent who will work together with our existing team towards the goal of increasing Charter's performance and leadership. Derek is a seasoned professional with an impressive history in M&A and complicated financings, including significant trades and partnerships. He possesses excellent relationships in the industry and the financial community. His background will serve us well as we continue to make progress on rationalizing our assets and improving our balance sheet."

A cum laude graduate of Yale University with a B.A. in History, Mr. Chang also received an MBA from the Stanford University Graduate School of Business.

Charter Communications, A Wired World Company*, is the nation's third- largest broadband communications company. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital Cable® brand and high-speed Internet access marketed under the Charter Pipeline* brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks* brand. Advertising sales and production services are sold under the Charter Media* brand. More information about Charter can be found at www.charter.com <<http://www.charter.com>>.

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CONTACT:
Dave Mack
303/323-1392